Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Reports Financial Results For Fiscal 2003

Salt Lake City, August 26, 2003, Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for its fourth quarter and fiscal year ended June 30, 2003.

The Company reported that, for the year ended June 30, 2003, total revenues increased to a record $64.3 million from $53.8 million for fiscal 2002. This increase was due primarily to greater predictive medicine revenues. Predictive medicine revenues for the fourth quarter of fiscal 2003 were $9.4 million, an increase of 22% over the fourth quarter of fiscal 2002. These revenues showed continued strong growth during fiscal 2003, increasing by 29% to $34.7 million from $26.8 million for fiscal 2002. The gross profit margin on predictive medicine revenues increased to 64% in fiscal 2003, up from 60% for 2002.

The net loss for the fourth quarter of fiscal 2003 was $0.26 per share, or $7.1 million, as compared to a net loss for the same quarter in the prior year of $0.29 per share, or $6.8 million. The net loss for the full year, fiscal 2003, was $0.96 per share, compared with $0.59 per share for fiscal 2002. During the year, Myriad made substantial progress in drug development with the initiation of a Phase I, and later a Phase II clinical trial in Alzheimer’s disease and the continuation of a Phase II/III trial in prostate cancer. Myriad believes that this fiscal 2003 net loss was relatively modest, given the fact that it was conducting three human clinical trials. Myriad has maintained a strong cash position, and as of June 30, 2002, the Company had $126 million in cash, cash equivalents and marketable investments.

“Therapeutic product development was our top priority during 2003,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “Substantial progress was made in the expansion of our franchise area in Alzheimer’s disease, with the initiation of two Alzheimer’s disease clinical trials and a collaboration with Mayo Clinic on follow-up Alzheimer’s drug candidates.”

Research and development expense for fiscal 2003 was $47.6 million compared with $36.3 million for the same period in the prior year. The increased investment in R&D was due primarily to advancing our therapeutic development programs in Alzheimer’s disease and prostate cancer. Our human genetics research team had a very productive 2003 as well, discovering several exciting drug targets and potential predictive medicine products. These included the HOB1 obesity gene, the first gene known to have a significant direct tie to common human obesity. Myriad has since identified several small-molecule drug candidates that are active against the HOB1 assay. Our discoveries also included the DEP1 depression gene. The DEP1 gene has been licensed to Abbott Laboratories for drug development and may be the basis of an entirely new class of anti-depression drugs. DEP1 does not inhibit the uptake or metabolism of serotonin, as do the current class of drugs known as selective serotonin reuptake inhibitors or SSRIs. Thus, the mechanism of action of DEP1, in leading to depression, is a new drug target and distinct from that of previous therapeutic approaches.

Selling, general and administrative expenses grew in line with revenues to $31.5 million from $25.5 million for the previous fiscal year.

Conference Call and Webcast

A conference call with Company management will be held today at 10:00am Eastern Daylight Time with investors and media to discuss these results and recent events at the Company. Between 9:45am and 10:00am, the dial-in number for domestic callers is (800) 223-9488. International callers may dial (785) 832-2041. An archived replay of the call will be available for 7 days by dialing (877) 856-8966 or (402) 220-1610. The conference call will also be simulcast over the Web and can be accessed through: www.myriad.com.

Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets proprietary predictive medicine and personalized medicine products, and is developing and intends to market a number of promising therapeutic products that address large potential markets. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the potential efficacy of drug candidates potentially arising from our discovered drug targets, such as HOB1 and DEP1. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002. All information in this press release is as of August 26, 2003, and Myriad undertakes no duty to update this information unless required by law.

– Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
(in thousands, except per share amounts)	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
REVENUES:

Predictive medicine revenue	$9,354	$7,680	$34,683	$26,821
Research revenue	5,971	6,432	27,822	$27,015
Related party research revenue	380	—	1,816	—

Total research revenue	6,351	6,432	29,638	27,015

Total revenues	15,705	14,112	64,321	53,836

COSTS AND EXPENSES:

Predictive medicine cost of revenue	3,277	3,031	12,553	10,717
Research and development expense	13,372	10,681	47,589	36,295
Selling, general and administrative expense	6,729	7,868	31,525	25,484

Total costs and expenses	23,378	21,580	91,667	72,496

Operating loss	(7,673)	(7,468)	(27,346)	(18,660)

Other income (expense):
Interest income	631	959	2,900	5,385
Other	3	(214)	38	(214)

Loss before taxes	(7,039)	(6,723)	(24,408)	(13,489)

Income taxes	42	125	417	500

Net loss	$(7,081)	$(6,848)	$(24,825)	$(13,989)

Basic and diluted loss per share	$(0.26)	$(0.29)	$(0.96)	$(0.59)

Basic and diluted weighted average shares outstanding	27,041	23,791	25,730	23,660

Condensed Consolidated Balance Sheets

(In thousands)	June 30, 2003	June 30, 2002
Cash, cash equivalents, and marketable investment securities	$126,292	$124,243
Receivables, net	22,308	7,453
Prepaid expenses	7,740	4,827
Equipment and leasehold improvements, net	18,682	15,433
Other assets	7,801	5,434

Total assets	$182,823	$157,390

Current liabilities	$16,379	$14,091
Deferred revenue	2,958	14,430
Stockholders’ equity	163,486	128,869

Total liabilities and stockholders’ equity	$182,823	$157,390